SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2008

WORLDSPACE, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	000-51466	52-1732881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8515 Georgia Avenue, Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

(301) 960-1200

(Registrant’s telephone number, including area code)

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On September 18, 2008, WorldSpace, Inc. (the “Company”) reached an agreement with each of the four holders (the “Holders”) of the Company’s amended and restated secured notes (the “Bridge Loan Notes”) and second amended and restated convertible notes (the “Convertible Notes”) to defer until September 25, 2008, the Company’s obligation to pay $19.97 million in principal amount of the Bridge Loan Notes, plus accrued but unpaid interest due on the Bridge Loan Notes, which was payable on September 15, 2008.

During the period of the forbearance, the Company is working on developing a comprehensive operational and financial restructuring plan for addressing both its immediate and longer term financing requirements. At the same time, the Company continues to seek new financing but there can be no assurance that it will succeed in securing commitments for such financing during the pendency of any forbearance arrangement with the Holders.

Under the September 18, 2008 agreement, the Company has agreed to use its reasonable best efforts to appoint a Chief Restructuring Officer acceptable to the Holders no later than September 30, 2008. In addition, in connection with the agreement, Mr. Noah Samara has agreed that, in the event all amounts due under the Bridge Loan Notes are not paid by September 25, 2008, he will, if requested by the Holders, step down from his positions as CEO and Chairman of the Board of the Company while remaining as a director of the Company.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	The following exhibit is filed as part of this report:

99.1	Press Release of WorldSpace, Inc., dated September 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2008

WORLDSPACE, INC.
(Registrant)

By:	/s/ Donald J. Frickel
Name: Donald J. Frickel
Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release of WorldSpace, Inc., dated September 19, 2008